The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the related prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule No. 424(b)(5)
Registration No. 333-150431

PROSPECTUS SUPPLEMENT
Subject to Completion, Dated July 2, 2008

APOLLO GOLD CORPORATION

Minimum - Cdn$20,000,000
Maximum - Cdn$40,000,000

Minimum -	Units
Maximum -	Units

Cdn$         per Unit

We are offering        units of Apollo Gold Corporation (together with its subsidiaries, “Apollo Gold,” “we,” “us,” or “our company”) for Cdn$ per unit. Each unit will be comprised of one common share of Apollo Gold, which we refer to as a unit share, and one-half of one common share purchase warrant. The units will separate into unit shares and warrants immediately upon issuance. Each whole warrant will entitle the holder to acquire one common share of Apollo Gold, which we refer to as a warrant share, at an exercise price of Cdn$ for 36 months following the closing date of this offering.

The units are being offered pursuant to an agency agreement dated as of          , 2008 among Apollo Gold, Haywood Securities Inc., the lead agent and Blackmont Capital Inc., under which the agents conditionally offer the units offered by this prospectus supplement for gross proceeds up to Cdn$40,000,000, subject to prior sale, on a best-efforts basis, if, as and when issued by Apollo Gold. Closing of the offering will be subject to the issue of a minimum of Cdn$20,000,000 of units. The offering price of the units will be determined by negotiation between Apollo Gold and the lead agent, on behalf of the agents. The offering will be conducted in the United States through affiliates of the agents that are registered broker-dealers in the United States.

Our common shares are traded on the American Stock Exchange under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.” On June 30, 2008, the closing price for our common shares on the American Stock Exchange was $0.52 per share and the closing price on the Toronto Stock Exchange was Cdn$0.53 per share. Apollo Gold has applied to list the unit shares and the warrant shares offered by this prospectus supplement (including the unit shares and the warrant shares underlying the Agents’ Compensation Option and issuable upon an election of the agents to received all or any portion of their fee in units) on the TSX and the AMEX. The units and warrants will not be listed and will not trade on any stock exchange. For a description of our common shares, see “Description of Common Shares” on page 25 of the related prospectus. Unless otherwise indicated, all references to “$” or “dollars” in this prospectus supplement refer to United States dollars. References to “Cdn$” in this prospectus supplement refer to Canadian dollars.

Investing in the units involves a high degree of risk. See “Risk Factors” beginning on page 5 of the related prospectus and on page S-9 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved these securities, or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Agents’ Fee (2)	Net Proceeds to
Apollo Gold (3)
Per Unit	Cdn$	Cdn$	Cdn$
Minimum Offering (4)	Cdn$20,000,000	Cdn$1,300,000	Cdn$18,700,000
Maximum Offering	Cdn$40,000,000	Cdn$2,600,000	Cdn$37,400,000

(1)
The proceeds from subscriptions will be held by the agents in trust until subscriptions for a minimum of units are received. If the minimum number of units is not sold, funds received from prospective subscribers will be returned to them without interest or deduction.

(2)
Apollo Gold has agreed to pay to the agents a commission equal to 6.5% of the gross proceeds of the offering, such commission to be paid in cash, units (valued at a price per unit of Cdn$         ) or a combination of both cash and units, at the sole option of the agents. In addition, the agents will be granted a non-transferable option to acquire such number of units as is equal to 6% of the total number of units sold under the offering at a price per unit equal to $Cdn         (the “Agents’ Compensation Option”). The Agents’ Compensation Option will be exercisable for a period of         months from the closing date of the offering. The common share purchase warrants underlying units granted under the Agents’ Compensation Option will have an exercise price of $Cdn per share and expire         months from the closing date of this offering. This prospectus supplement also relates to the (i) units which underlie the Agents’ Compensation Option, including the warrants shares comprising part thereof, and (ii) any units issued upon an election of the agents to receive all or any portion of their fee in units. See “Plan of Distribution”.

(3)	After deducting the agents’ fee, but before deducting the expenses of the offering estimated to be Cdn$250,000, which will be paid by Apollo Gold from the proceeds of the offering.

(4)
There will be no closing of the offering unless a minimum of         units are issued. If subscriptions for such minimum number of units have not been received within 90 days following the date of this prospectus supplement, the offering may not continue without the consent of the Canadian securities regulatory authorities and those who have subscribed for units on or before such date. See “Plan of Distribution”.

The agents expect to deliver the units to purchasers on     , 2008.

HAYWOOD SECURITIES (USA) INC.
BLACKMONT CAPITAL CORP.

The date of this prospectus supplement is     , 2008.

TABLE OF CONTENTS
Prospectus Supplement

Related Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the related prospectus. See “Incorporation of Certain Documents by Reference” on page S-21 of this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Information on any of the websites maintained by us does not constitute a part of this prospectus supplement or the related prospectus. You should assume that the information appearing in this prospectus supplement and the related prospectus or any documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus supplement and the related prospectus have been filed with the United States Securities and Exchange Commission, which we refer to as the SEC, pursuant to a registration statement on Form S-3, which we refer to as the registration statement. We have also filed a Canadian short form prospectus relating to the units, which we refer to as the Canadian prospectus, with the securities regulatory authorities in each of the provinces of Canada other than Quebec. Under the Canadian prospectus, the securities registered under the registration statement may be offered and sold in each of the provinces of Canada other than Quebec, subject to any applicable Canadian securities laws.

Our financial statements are prepared in accordance with generally accepted accounting principles in Canada, which we refer to as Canadian GAAP. We provide certain information reconciling our financial information with generally accepted accounting principles in the United States, which we refer to as U.S. GAAP.

CURRENCY INFORMATION

We report in United States dollars. Accordingly, all references to “$,” “U.S.$” or “dollars” in this prospectus supplement refer to United States dollars unless otherwise indicated. References to “Cdn$” or “Canadian dollars” are used to indicate Canadian dollar values.

The noon rate of exchange on June 30, 2008 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 equals $0.9817 and the conversion of United States dollars was $1.00 equals Cdn$1.0186.

NON-GAAP FINANCIAL MEASURES

In this prospectus supplement, related prospectus or in the documents incorporated herein by reference, Apollo Gold uses the terms “cash operating costs,” “total cash costs,” and “total production costs,” each of which are considered non-GAAP financial measures as defined in the United States Securities and Exchange Commission Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP. These terms are used by management to assess performance of individual operations and to compare Apollo Gold’s performance to other gold producers.

The term “cash operating costs” is used on a per ounce of gold basis. Cash operating costs per ounce is equivalent to direct operating cost as found on the Consolidated Statements of Operations, less production royalty expenses and mining taxes but includes by-product credits for payable silver, lead and zinc.

The term “total cash costs” is equivalent to cash operating costs plus production royalties and mining taxes.

The term “total production costs” is equivalent to total cash costs plus non-cash costs including depreciation and amortization.

These measures are not necessarily indicative of operating profit or cash flow from operations as determined under U.S. GAAP and may not be comparable to similarly titled measures of other companies. See Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations in Apollo Gold’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Item 2 — Management's Discussion and Analysis of Financial Condition and Results of Operations in Apollo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 for an explanation of these measures.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the related prospectus and the documents incorporated by reference in this prospectus supplement and the related prospectus contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” and similar expressions identify forward-looking statements. These statements include comments regarding:

•	our pending acquisition of the mill complex from St Andrew Goldfields Ltd., which we refer to as St Andrew, and the ability to fund the acquisition cost;
•	future timing and operational results and cash flows from the Montana Tunnels mine;
•	the establishment and estimates of mineral reserves and resources;
•	production and production costs;
•	daily production and mill throughput rates;
•	cash operating costs;
•	total cash costs;
•	grade of ore mined and milled;
•	grade of concentrates produced;
•	anticipated expenditures for development, exploration, and corporate overhead;
•	timing and issue of permits;
•	expansion plans for existing properties;
•	plans for Black Fox and Huizopa, including drilling;
•	estimates of closure costs;
•	future financing of projects by Apollo, including the contemplated $75 million debt financing for Black Fox;
•	liquidity to support operations and debt repayment;
•	estimates of environmental liabilities;
•	our ability to obtain financing to fund our estimated expenditure and capital requirements;
•	factors impacting our results of operations; and
•	the impact of adoption of new accounting standards.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

•	unexpected changes in business and economic conditions;
•	significant increases or decreases in gold prices and zinc prices;
•	changes in interest and currency exchange rates;
•	timing and amount of production;
•	unanticipated grade changes;
•	unanticipated recovery or production problems;
•	operational problems at our mining property;
•	metallurgy, processing, access, availability of materials, equipment, supplies and water;
•	determination of reserves;
•	changes in project parameters;

•	costs and timing of development of new reserves;
•	results of current and future exploration activities;
•	results of pending and future feasibility studies;
•	joint venture relationships;
•	political or economic instability, either globally or in the countries in which we operate;
•	local and community impacts and issues;
•	timing of receipt of government approvals;
•	accidents and labor disputes;
•	environmental costs and risks;
•	competitive factors, including competition for property acquisitions;
•	availability of external financing at reasonable rates or at all; and
•	the factors discussed in the related prospectus under the heading “Risk Factors.”

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus supplement, the related prospectus and in any documents incorporated by reference into this prospectus supplement and the related prospectus. We undertake no obligation to update forward-looking statements.

THE OFFERING

Units offered	Minimum units. Maximum units. Each unit is comprised of:
•	one share of common stock; and
•	one-half of a warrant, each whole warrant can be exercised to purchase one share of common stock

Issue price	Cdn$ per unit.

Warrant exercise price	Cdn$ per warrant share.

Warrant expiration date	36 months from the closing date of this offering.

Common shares outstanding before this offering	161,403,757 common shares. (1)

Common shares outstanding after this offering
common shares if the minimum number of units is sold or          common shares if the maximum number of units is sold (assuming, in each case, the agents do not elect to receive any of their agent’s fee in the form of units).

Total common shares outstanding after this offering if all warrants are exercised
common shares if the minimum number of units is sold or          common shares if the maximum number of units is sold (assuming, in each case, the agents do not elect to receive any of their agent’s fee in the form of units).

Agents’ Compensation Option
Option to purchase between               units (if the minimum number of units is sold hereunder) and               units (if the maximum number of units is sold hereunder) at a price per unit equal to $Cdn         . If the Agents’ Compensation Option is exercised and the warrants included therein are exercised,               additional common shares would be issued if the minimum number of units is sold and               additional common shares would be issued if the maximum number of units is sold. The warrants underlying units granted under the Agents’ Compensation Option will have an exercise price of $Cdn               per share and expire               months from the closing date of this offering.

Risk factors
An investment in the units involves a high degree of risk. Please refer to “Risk Factors” beginning on page 5 of the related prospectus and page S-9 of this prospectus supplement for factors you should consider before investing.

Use of proceeds
The proceeds of this offering, net of the agents’ fee and before expenses, are estimated to be between a minimum of Cdn$18,700,000, if the minimum number of units is sold hereunder, and a maximum of Cdn$37,400,000, if the maximum number of units is sold hereunder and will be used to fund the pending acquisition of the mill complex from St Andrew, for development activities at the Black Fox Project and general corporate purposes.

Trading symbols
The issued and outstanding Apollo Gold common shares are currently listed and posted for trading on the TSX under the symbol “APG” and on the AMEX under the symbol “AGT”. Apollo Gold has applied to list the unit shares and the warrant shares offered by this prospectus supplement (including the unit shares and the warrant shares underlying the Agents’ Compensation Option and the agents’ fee) on the TSX and the AMEX. Listing will be subject to Apollo Gold fulfilling all of the requirements of the TSX and AMEX.

(1) Common shares outstanding at June 30, 2008.

THE COMPANY
Our Business

The earliest predecessor to Apollo Gold Corporation was incorporated under the laws of the Province of Ontario in 1936. In May 2003, Apollo Gold reincorporated under the laws of the Yukon Territory. Apollo Gold Corporation maintains its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252. Apollo Gold Corporation maintains its principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, and the telephone number at that office is (720) 886-9656. Our internet address is http://www.apollogold.com. Information contained on our website is not a part of this prospectus supplement or the related prospectus.

Apollo is engaged in gold mining including extraction, processing, refining and the production of by-product metals, as well as related activities including exploration and development. Apollo Gold is the operator of the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC. The mine is an open pit mine and mill producing gold doré and lead-gold and zinc-gold concentrates.

Apollo has a development project, the Black Fox Project, which is located near the Township of Matheson in the Province of Ontario, Canada. Apollo also owns Mexican subsidiaries which own concessions at the Huizopa exploration project, located in the Sierra Madres in Chihuahua, Mexico. The Huizopa project is subject to an 80% Apollo/20% Mineras Coronado joint venture agreement.

Montana Tunnels Mine

During the first quarter of 2008, approximately 2,255,000 tons were mined, of which 1,982,000 tons were ore. The mill processed 1,227,000 tons of ore at an average throughput of 13,500 tons per day for the quarter and there was an increase in the ore stockpiled at the mill site of approximately 750,000 tons of ore during the quarter. As at March 31, 2008 the ore stockpile sitting alongside the mill was 1,260,000 tons. Payable production was 13,900 ounces of gold, 170,000 ounces of silver, 4,249,000 pounds of lead and 8,864,000 pounds of zinc. Apollo Gold’s share of this production is 50%. Total cash costs for the first quarter 2008 on a by-product basis were minus $3 per ounce of gold and on a co-product basis they were $561 per ounce of gold, $8.20 per ounce of silver, $0.81 per pound of lead and $0.62 per pound of zinc. For the fiscal year ended December 31, 2008, Apollo Gold has budgeted total cash costs on a by-product basis of $100 per ounce of gold.

Reserve Statement at Black Fox

On February 29, 2008, we announced a new probable reserve statement with respect to our Black Fox Project that shows a new probable reserve of 1,330,000 ounces of gold, based on a gold price of $650 per ounce. The table below summarizes the Black Fox probable reserve statement.

Black Fox Probable Reserve Statement as of February 29, 2008

Mining Method	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t	Contained Au Ounces
Open Pit	0.88	4,350	5.2	730,000
Underground	3.0	2,110	8.8	600,000

Total Probable Reserves				1,330,000

Other Properties

Apollo Gold expects to complete 30 to 40 core holes totaling approximately 4,000 metres of drilling during 2008 as part of its Phase 1 exploration program for the Huizopa project. We will make a determination on a Phase 2 exploration program for the Huizopa project once all results for the Phase 1 exploration program have been received and analyzed by Apollo Gold’s geologists.

Recent Developments

Mill Complex Acquisition

On March 26, 2008, Apollo Gold announced the entry into a non-binding letter of intent with St Andrew, pursuant to which Apollo Gold intended to purchase from St Andrew its mill and related equipment, infrastructure, property rights, laboratory and tailings facilities, located near Timmins, Ontario.

On June 11, 2008, Apollo Gold announced that, further to the previously announced letter of intent dated March 26, 2008, it had entered into an asset purchase agreement with St Andrew pursuant to which St Andrew agreed to sell the mill complex to Apollo Gold for a purchase price of Cdn$20 million. An initial deposit of Cdn$1.5 million was paid by Apollo Gold upon execution of the asset purchase agreement with the balance to be paid on or before June 30, 2008. The consideration for the acquisition also includes an obligation of Apollo Gold to refund to St Andrew its bonding commitment at the mill complex in the amount of approximately Cdn$1.2 million.

On June 30, 2008, St Andrew and Apollo Gold entered into an amendment to the asset purchase agreement, which we refer to as the Amendment. The Amendment provides, among other things, that the purchase and sale of the mill complex will take place on the date that the Final Payment (as such term is defined below) is made by Apollo Gold to St Andrew, being on or before August 29, 2008, with no further right of Apollo Gold to extend such date. The Amendment provides that the Cdn$18.5 million balance of the purchase price after the initial deposit of Cdn$1.5 million is due and payable as follows: (i) Cdn$4 million, which we refer to as the First Balance Payment, is to be paid in cash by Apollo Gold to St Andrew on July 3, 2008; (ii) Cdn$6 million, which we refer to as the Second Balance Payment, is to be paid in cash by Apollo Gold to St Andrew on or before July 31, 2008; and (iii) Cdn$8.5 million, which we refer to as the Final Payment, is to be paid by Apollo Gold to St Andrew on or before August 29, 2008. The Final Payment of Cdn$8.5 million may be satisfied by either a payment of cash or the issuance of Apollo Gold common shares or any combination thereof, provided that such issuance of Apollo Gold common shares to St Andrew does not result in St Andrew owning, directly or indirectly, 20% or more of the issued and outstanding Apollo Gold common shares. If Apollo Gold satisfies the Final Payment by a payment of Cdn$8.5 million in cash, St Andrew shall be obligated to accept such cash payment. If the Final Payment is paid by issuance of Apollo Gold common shares, the number of shares issued will be based on a value of Cdn$0.50 per share and will be issued by way of private placement, with the Apollo Gold common shares being registered for resale in the United States pursuant to a resale registration statement to be filed by Apollo Gold with the SEC, and subject to a four-month hold period in Canada. Apollo Gold will pay interest on the unpaid balance of the purchase price after the initial deposit of Cdn$1.5 million from June 30, 2008 at a rate of 12% per annum, calculated daily and payable on the date that the Final Payment is made.

If the purchase of the St Andrew mill complex is not completed as a result of Apollo Gold’s failure to satisfy certain closing conditions set forth in the asset purchase agreement, as amended by the Amendment, the initial deposit of Cdn$1.5 million, the First Balance Payment and/or the Second Balance Payment will be forfeited to St Andrew and the asset purchase agreement, as amended by the Amendment, will be terminated. The remainder of the terms of the asset purchase agreement not amended by the Amendment remain unaffected and in full force and effect.

St Andrew is an “insider” (as defined under applicable Canadian securities laws) of Apollo Gold by virtue of St Andrew’s ownership of more than 10% of our issued and outstanding common shares. The acquisition of the mill complex was negotiated at arm’s length and the purchase price was determined based upon the fair value of the mill complex using market comparables. In negotiating the purchase price of the mill complex, Apollo Gold considered the economic benefits of purchasing an operational mill facility relative to the cost and timing of constructing a new mill and tailings facility for the Black Fox Project as well as the savings attributable to Apollo Gold from not having to toll treat the ore. For more information regarding St Andrew, see “Selling Shareholder” on page 27 of the related prospectus.

Completion of the acquisition is subject to the satisfaction of customary closing conditions for transactions of this type and is not assured nor guaranteed.

Montana Tunnels Mill Stoppage

On April 28, 2008, we announced that a maintenance issue had occurred at our Montana Tunnels mill processing facility due to a crack in the exterior shell of the ball mill. Approximately 12 days of concentrate production were in stock awaiting shipment at the time of the shutdown. Repairs to the ball mill lasted approximately four weeks and the mill resumed full operations on May 17, 2008. Mine crews at Montana Tunnels were idle during the second two weeks of the repairs.

Debt Financing for the Black Fox Project

On May 5, 2008, Apollo Gold announced that it had retained Macquarie Bank Ltd. and RMB Resources Inc as joint arrangers and agents for a $75 million project finance facility to fund development for the Black Fox Project. The retention of Macquarie Bank Ltd. and RMB Resources Inc does not constitute a financing offer and any such financing offer will be subject to receipt of formal internal credit approvals, due diligence and delivery and acceptance of binding loan documents.

Amendment of Credit Facility with RMB Australia Holdings Ltd.

On July 2, 2008, Apollo Gold announced that its subsidiary, Montana Tunnels Mining, Inc., which we refer to as Montana Tunnels, has entered into an amendment to its existing debt facility with RMB Australia Holdings Limited, arranged by RMB Resources Inc. of Lakewood, Colorado. Montana Tunnels originally entered into the debt facility in October 2007 and, in connection therewith, borrowed $8 million from RMB Australia Holdings Limited. Immediately prior to the entry into the July 2, 2008 amendment, $1,654,000 was outstanding under the debt facility. Under the amendment to the debt facility, Apollo Gold was granted an additional loan of $5.15 million from RMB Australia Holdings Limited. Immediately following the advancement of the additional loan, the total amount outstanding under the debt facility was $6,804,000 . Repayment obligations are as follows: $1,654,000 on September 30, 2008, and $1,716,667 on each of December 31, 2008, March 31, 2009 and June 30, 2009.

The primary use of funds from the amendment to the debt facility will be the payment of Cdn$4,000,000 to St Andrew as a partial payment of the purchase price for the mill complex acquisition.

The debt facility, which may be drawn from immediately, matures June 30, 2009 and will bear interest at LIBOR plus 2.0%. The loan is guaranteed by Apollo Gold Inc. and Apollo Gold Corporation and Montana Tunnels’ obligations thereunder are secured by substantially all of Apollo Gold’s U.S and Canadian assets, including its Black Fox property. As consideration for entering into the debt facility amendment, Apollo Gold agreed to pay RMB Australia Holdings Limited an arrangement fee of $100,000 and to issue 650,000 common shares to it, which common shares will be registered in the United States on Apollo Gold’s existing shelf registration statement.

In order to meet certain loan criteria, Apollo Gold, on July 1, 2008, hedged 5,973 ounces of gold, 50,238 ounces of silver, 1,026 tonnes (approximately 2,260,000 lbs) of lead and 2,784 tonnes (approximately 6,140,000 lbs) of zinc, which equates to approximately 50% of Apollo Gold’s share of expected metal production from the Montana Tunnels Mine in the fourth quarter of 2008 and the first quarter 2009. The hedges are in the form of a no premium collar (buy a put, sell a call) at the following prices:

Gold = put $800 per ounce, call $1,075 per ounce.
Silver = put $16.25 per ounce, call $18.80 per ounce.
Lead = put $0.775 per lb, call $0.835 per lb.
Zinc = put $0.80 per lb, call $0.943 per lb.

RISK FACTORS

An investment in the units involves a high degree of risk. You should consider the discussion of risks on page 5 of the related prospectus, the risk factors set forth below and the other information in this prospectus supplement before purchasing any of the units.

Risks related to the offering

Marketability of Warrants

Since Apollo Gold does not intend to apply for listing of the warrants offered by this prospectus supplement on any securities exchange, there is no public market for the warrants. There can be no assurance that a secondary market for the warrants will develop or be sustained after the closing date of this offering. Even if a market develops for the warrants, there can be no assurance that it will be liquid and that the price of the warrants will be the same as the price allocated for the warrants comprising part of the units.

The issuance of the warrants in the offering, together with the existence of outstanding rights to purchase common shares, may impair our share price and our ability to raise capital.

After giving effect to this offering, approximately         million of our common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from $0.20 to $2.24. In addition, there are approximately 15.3 million common shares issuable upon the conversion of the $7.7 million outstanding principal amount of convertible debentures issued February 23, 2007 at the option of the holder at a conversion price of $0.50 per share. During the term of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional equity financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

CAPITALIZATION

The following table sets forth Apollo Gold’s capitalization as of the dates indicated. The table should be read in conjunction with Apollo Gold’s unaudited financial statements for the period ended March 31, 2008, including the notes thereto, and management’s discussion and analysis incorporated by reference into this prospectus supplement and the related prospectus.

	As at March 31, 2008 Before Giving Effect to the Offering (in thousands of U.S. dollars) (unaudited)	As at March 31, 2008 After Giving Effect to the Offering(in thousands of U.S. dollars) (unaudited)
Canadian GAAP
Long-Term Debt (1)	$9,802(1)		$9,802(1)
Common Shares (2)(3)	$167,355 160,975,757 shares	$	shares
Warrants (2)	$2,234	$
Contributed Surplus (4)	$16,776		$16,776
Deficit	$(139,018)		$(139,018)
Total Capitalization	$57,149	$

	As at March 31, 2008 Before Giving Effect to the Offering (in thousands of U.S. dollars) (unaudited)	As at March 31, 2008 After Giving Effect to the Offering (in thousands of U.S. dollars) (unaudited)
U.S. GAAP
Long-Term Debt (1)	$11,229(1)		$11,229(1)
Common Shares (2)(3)	$167,862 160,975,757 shares	$	shares
Warrants (2)	$2,234	$
Contributed Surplus (4)	$41,290		$41,290
Deficit	$(196,514)		$(196,514)
Total Capitalization	$26,101	$

(1)	Excludes $5,150,000 of indebtedness advanced in connection with the amendment to Apollo Gold’s existing debt facility with RMB Australia Holdings Limited completed on July 1, 2008.
(2)
Assumes completion of the maximum offering and after payment of the agents’ fees in cash, but before deducting any of Apollo Gold's expenses of the offering, estimated to be Cdn$250,000. See “Plan of Distribution”.

(3)	Excludes 650,000 common shares to be issued in connection with the amendment to Apollo Gold’s existing debt facility with RMB Australia Holdings Limited completed on July 1, 2008.
(4)	Contributed surplus includes equity component of convertible debentures.

There have been no material changes in Apollo Gold’s share capitalization since March 31, 2008, other than the issuance on May 20, 2008 of 428,000 common shares in connection with the conversion of convertible debentures.

USE OF PROCEEDS

Apollo Gold intends to use the net proceeds of the offering as follows (assuming that the agents' fee is paid entirely in cash):

Use of Proceeds	Amount Minimum Offering	Amount Maximum Offering
Purchase of the St Andrew Mill Complex	Cdn$14,500,000	Cdn$14,500,000
Development of Black Fox Project	Cdn$3,950,000	Cdn$3,950,000
Unallocated Working Capital	Nil	Cdn$18,700,000

The completion of the pending purchase of the St Andrew mill complex is not a condition to completion of the offering. Although Apollo Gold intends to expend the net proceeds from the offering as set forth above, there can be no assurances that the purchase of the St Andrew mill complex will be completed on the basis described or at all or whether cash or common shares will be used for the Final Payment in the mill complex acquisition and, accordingly, the actual allocation of net proceeds may vary from that set forth above in the event that the purchase cannot be completed or is completed on terms different from those anticipated. The net proceeds of the offering will be used to fund our ongoing capital expenditures and for general corporate purposes, including repayment of Apollo Gold’s current or future indebtedness. Apollo Gold’s ongoing capital expenditures are expected to be incurred in connection with the development of the Black Fox Project. If the St Andrew mill complex acquisition is not completed, the net proceeds of the offering will likely be used to fund a portion of the costs of building a mill to be located at the Black Fox Project site. The cost of constructing a new mill and tailings facility for the Black Fox Project is estimated to be approximately $62 million.

PRICE RANGE OF OUR COMMON SHARES

Our common shares are listed on the American Stock Exchange under the trading symbol “AGT” and on the Toronto Stock Exchange under the trading symbol “APG.” As of June 30, 2008, 161,403,757 common shares were outstanding, and we had approximately 10,000 shareholders of record. On June 30, 2008, the closing price for our common shares on the American Stock Exchange was $0.52 per share and the closing price on the Toronto Stock Exchange was Cdn$0.53 per share.

The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our common shares.

	American Stock Exchange		Toronto Stock Exchange
	High	Low	High	Low
	($)		Cdn$
2008:
First Quarter	0.74	0.49	0.72	0.50
Second Quarter	0.70	0.51	0.71	0.53
2007:
First Quarter	0.74	0.44	0.85	0.52
Second Quarter	0.52	0.40	0.59	0.42
Third Quarter	0.56	0.39	0.56	0.42
Fourth Quarter	0.61	0.45	0.60	0.44
2006:
First Quarter	0.75	0.28	0.88	0.32
Second Quarter	0.85	0.41	0.97	0.47
Third Quarter	0.50	0.35	0.58	0.40
Fourth Quarter	0.51	0.30	0.58	0.36

We have not declared or paid cash dividends on our common shares since our inception. Future dividend decisions will consider our then-current business results, cash requirements and financial condition. In addition, our existing credit facility with RMB Resources Inc. and its affiliated entities currently restricts our ability to pay dividends.

PLAN OF DISTRIBUTION

The units offered under this prospectus supplement will be distributed pursuant to an agency agreement dated as of          , among Apollo Gold, Haywood Securities Inc., the lead agent and Blackmont Capital Inc., which we refer to collectively as the agents, under which, subject to compliance with all necessary legal requirements and to the terms and conditions contained in the agency agreement, the agents have agreed to act as exclusive agents and to offer units for sale in the U.S. through the lead agent’s registered U.S. broker-dealer affiliates, on a best efforts basis. Each unit will be comprised of one common share of Apollo Gold, which we refer to as a unit share, and one-half of one common share purchase warrant. The units will separate into unit shares and warrants immediately upon issuance. Each whole warrant will entitle the holder to acquire one common share of Apollo Gold, which we refer to as a warrant share, at an exercise price of Cdn$         for 36 months following the closing date of this offering.

The warrants will be created and issued pursuant to the terms of a warrant indenture entered into between Apollo Gold and CIBC Mellon Trust Company, as warrant agent. The warrant indenture will contain provisions intended to protect the holders of the warrants against dilution upon the occurrence of certain events. No fractional shares will be issued upon the exercise of any warrants. See “Description of the Securities Being Distributed - Warrants”. The offering price of Cdn$         per unit has been determined by negotiation between Apollo Gold and the lead agent, on behalf of the agents, based upon several factors and may bear no relationship to the price that will prevail in the public market. Closing of the offering will be subject to the issue of a minimum of Cdn$20,000,000 of units.

The offering will be conducted in the United States through affiliates of the agents that are registered broker-dealers in the United States. Apollo Gold has agreed to pay to the agents a commission equal to 6.5% of the gross proceeds of the offering, such commission to be paid in cash, units (valued at a price per unit of Cdn$         ) or a combination of both cash and units, at the sole option of the agents. In addition, the agents will be granted a non-transferable option to acquire such number of units as is equal to 6% of the total number of units sold under the offering at a price per unit equal to $Cdn         (the “Agents’ Compensation Option”). The Agents’ Compensation Option will be exercisable for a period of months from the closing date of the offering. The common share purchase warrants underlying units granted under the Agents’ Compensation Option will have an exercise price of $Cdn         per share and expire     months from the closing date of this offering. This prospectus supplement also relates to (i) the units which underlie the Agents’ Compensation Option, including the warrants shares comprising part thereof and (ii) any units issued upon an election of the agents to receive all or any portion of their fee in units. Apollo Gold is responsible for all reasonable out-of-pocket expenses incurred by the agents in connection with the offering, including fees of the agents’ legal counsel. The agents may form a sub-agency group including other qualified investment dealers and determine the fee payable to the members of such group, which fee will be paid by the agents out of their fee. In compliance with guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate purchase price of the securities sold in the offering.

The agency agreement also provides that Apollo Gold will indemnify the agents and each of their affiliates against certain liabilities and expenses, including liabilities under the U.S. Securities Act of 1933, or will contribute to payments that the agents or each of their affiliates may be required to make in respect thereof.

The following table summarizes the compensation we will pay to the agents and estimated expenses associated with the minimum and maximum offerings hereunder. As noted above, the agents may elect to receive their fee in cash, units (valued at a price per unit of Cdn$         ) or a combination of both cash and units.

	Per Unit		Total
	Minimum Offering	Maximum Offering	Minimum Offering	Maximum Offering
Agents’ Fee paid by us	$	$	Cdn$1,300,000	Cdn$2,600,000
Estimated expenses paid by us	$	$	Cdn$250,000	Cdn$250,000

Provided the minimum offering of         units (gross proceeds of at least Cdn$20,000,000) has been subscribed for, it is expected that the closing of the offering will take place on or about July    , 2008. Notwithstanding the foregoing, the offering will be discontinued in the event the minimum offering has not occurred on or prior to the date which is 90 days from the date of this prospectus supplement, unless consent is obtained from the subscribers and from all applicable Canadian securities regulatory authorities to extend such date. The agents will hold in trust all funds received from subscriptions until the minimum number of units have been sold in a manner that is fully compliant with Rule 15c2-4 under the Exchange Act. If the minimum number of units is not sold within such 90 day period, funds received from prospective subscribers will be returned to them without interest or deduction.

Pursuant to rules and policy statements of certain Canadian securities regulators, the agents may not, at any time during the period ending on the date the selling process for the units ends and all stabilization arrangements relating to Apollo Gold’s common shares are terminated, bid for or purchase common shares for their own account or for accounts over which they exercise control or direction. The foregoing restrictions are subject to certain exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares. Such exceptions include: (a) a bid for or purchase of common shares if the bid or purchase is made through the facilities of the TSX in accordance with the Universal Market Integrity Rules administered by Market Regulation Services Inc., (b) a bid or purchase on behalf of a client, other than certain proscribed clients, provided that the client’s order was not solicited by an agent, or if the client’s order was solicited, the solicitation occurred before the period of distribution as prescribed by the rules, and (c) a bid or purchase to cover a short position entered into prior to the period of distribution as prescribed by the rules. The agents may engage in market stabilization or market balancing activities on the TSX where the bid for or purchase of the common shares is for the purpose of maintaining a fair and orderly market in the common shares, subject to price limitations applicable to such bids or purchases. Such transactions, if commenced, may be discontinued at any time.

In connection with the offering, the agents (or their affiliates that are registered broker-dealers in the United States) may engage in stabilizing transactions, agents’ transactions and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Stabilizing transactions and syndicate-covering transactions may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in their market price. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the TSX, the AMEX or otherwise and, if commenced, may be discontinued at any time.

Apollo Gold has agreed that, subject to certain exceptions, it will not issue, agree to issue, or announce an intention to issue any additional equity securities for a period of 90 days subsequent to the date of the offering closing without the prior written consent of Haywood Securities Inc., which consent may not be unreasonably withheld.

The issued and outstanding Apollo Gold common shares are currently listed and posted for trading on the TSX under the symbol “APG” and on the AMEX under the symbol “AGT”. Apollo Gold has applied to list the unit shares and the warrant shares offered by this prospectus supplement (including the unit shares and the warrant shares underlying the Agents’ Compensation Option and issuable upon an election of the agents to receive all or any portion of their fee in units) on the TSX and the AMEX. Listing will be subject to Apollo Gold fulfilling all of the requirements of the TSX and AMEX.

DESCRIPTION OF SECURITIES

Common Shares

We are authorized to issue an unlimited number of common shares, without par value. As of June 30, 2008, there were 161,403,757 common shares outstanding. For a description of our common shares, see “Description of Common Shares” on page 25 of the related prospectus.

Warrants

The warrants will be created and issued pursuant to the warrant indenture between Apollo Gold and the warrant agent. The unit shares and the warrants comprising the units will separate immediately upon closing of the offering. Each whole warrant will entitle the holder thereof to acquire one common share of Apollo Gold at an exercise price of Cdn$         for 36 months following the closing date of this offering, after which time the warrants will expire and become null and void. We refer to these shares as warrant shares.

The following summary of certain provisions of the warrant indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the warrant indenture.

The warrant indenture will provide for adjustment in the exercise price and number of warrant shares issuable upon the exercise of the warrants upon the occurrence of certain events, including the issuance of common shares or securities exchangeable or convertible into common shares as a stock dividend, the subdivision, redivision, reduction, combination or consolidation of the common shares, the issuance of rights, options or warrants to substantially all of the holders of common shares that entitle them to subscribe for common shares.

No adjustment in the exercise price or the number of warrant shares issuable upon the exercise of the warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or the number of warrant shares purchasable upon exercise by at least one one-hundredth of a warrant share.

Apollo Gold will covenant in the warrant indenture that, during the period in which the warrants are exercisable, it will give notice to holders of the warrants of certain stated events, including events that would result in an adjustment to the exercise price for the warrants or the number of warrant shares issuable upon exercise of the warrants, at least 14 days prior to the record date or effective date, as the case may be, of such event.

No fractional warrant shares will be issuable upon the exercise of any warrants, and no cash or other consideration will be paid in lieu of fractional shares. Holders of warrants will not, by virtue of holding only such warrants, have any voting or pre-emptive rights or any other rights which a holder of common shares would have.

From time to time, Apollo Gold and the warrant agent, without the consent of the holders of warrants, may amend or supplement the warrant indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of warrants. Any amendment or supplement to the warrant indenture that adversely affects the interests of the holders of the warrants may only be made by “extraordinary resolution”, defined in the warrant indenture as a resolution which is either (i) presented at a meeting of the holders of warrants at which there are holders of warrants present in person or represented by proxy representing at least 10% of the aggregate number of the then outstanding warrants and then passed by the affirmative vote of holders of warrants representing not less than 66.7% of the votes cast on such resolution, or (ii) signed by the holders of warrants representing not less than 66.7% of the aggregate number of the then outstanding warrants.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following is a summary of the material anticipated U.S. federal income tax consequences regarding the acquisition, ownership and disposition of our unit shares and the acquisition and exercise of warrants. This summary applies to you only if you hold such unit shares or warrants as a capital asset and are eligible for benefits under the Convention between the United States of America and Canada with Respect to Taxes on Income and Capital signed on September 26, 1980, as amended and currently in force, which we refer to as the U.S.-Canada tax treaty. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, regulations promulgated under the Code, administrative rulings and judicial decisions, and the U.S.-Canada tax treaty as in effect on the date of this prospectus supplement. Changes in the laws may alter the tax treatment of our unit shares or warrants, possibly with retroactive effect.

This summary is general in nature and does not address the effects of any state or local taxes, or the tax consequences in jurisdictions other than the United States. In addition, it does not address all tax consequences that may be relevant to you in your particular circumstances, nor does it apply to you if you are a holder with a special status, such as:

•	a person that owns, or is treated as owning under certain ownership attribution rules, 10% or more of our voting shares;
•	a broker, dealer or trader in securities or currencies;
•	a bank, mutual fund, life insurance company or other financial institution;
•	a tax-exempt organization;
•	a qualified retirement plan or individual retirement account;
•	a person that holds our unit shares or warrants as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;
•	a partnership, S corporation, small business investment company or other pass-through entity;
•	an investor in a partnership, S corporation, small business investment company or other pass-through entity;
•	a person whose functional currency for tax purposes is not the U.S. dollar;
•	a person liable for alternative minimum tax;
•	a U.S. Holder (as defined below) who is a resident or deemed to be a resident in Canada pursuant to the Income Tax Act (Canada); and
•
a non-U.S. Holder (as defined below) that has a trade or business in the United States, or is an individual that either has a tax home in the United States or is present within the United States for 183 days or more during the taxable year.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds our common shares or warrants, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership that owns or may acquire our unit shares or warrants should consult the partner’s tax advisor regarding the specific tax consequences of the acquisition and ownership of our unit shares or warrants.

We believe that we are not, have not at any time been, and will not be after this offering a “controlled foreign corporation” as defined in Section 957(a) of the Code, although we can provide no certainty concerning this result.

YOU SHOULD CONSULT YOUR OWN ADVISOR REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR UNIT SHARES OR WARRANTS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

The following discussion applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a unit share or unit warrants that is, for U.S. federal income tax purposes:

•
an individual citizen or resident of the United States (including an alien who is a “green card” holder or who is present in the United States for 31 days or more in the calendar year and meets certain other requirements);

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or (2) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

Allocation of Purchase Price Between Unit Shares and Warrants

For U.S. federal income tax purposes, the acquisition of a unit will be treated as an acquisition of two components: a unit share and a warrant. The purchase price for each unit will be allocated between those components in proportion to their respective fair market values at the time of purchase, and such allocation will be used to establish your initial tax basis in each unit share and each warrant.

Distributions

We do not anticipate paying dividends in the foreseeable future. However, subject to the discussion under “— Passive foreign investment company” below, the gross amount of distributions, if any, payable by us on our unit shares generally would be treated as dividend income to the extent paid out of current or accumulated earnings and profits. Such dividends will generally be “qualified dividends” in the hands of individual U.S. Holders and will be generally subject to a 15% maximum individual U.S. federal income tax rate for qualified dividends received in taxable years beginning before January 1, 2011. A corporation may be eligible for a dividends received deduction under section 243 of the Code.

A distribution on our shares in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted basis in such shares and then as capital gain. See “— Sale or other disposition of unit shares” below.

Canadian withholding tax on dividends paid by us to a U.S. Holder is generally reduced to 15% pursuant to the U.S.-Canada tax treaty. U.S. Holders generally may claim the amount of any Canadian income taxes withheld either as a deduction from gross income or as a credit against U.S. federal income tax liability, subject to numerous complex limitations that must be determined and applied on an individual basis. A U.S. Holder’s ability to claim such a credit again U.S. federal income tax liability may be limited to the extent that dividends on our unit shares are treated as U.S.-source income for U.S. foreign tax credit purposes, and to the extent that a distribution with respect to unit shares is paid from earnings and profits accumulated by a domestic corporation engaged in a U.S. trade or business (such as a U.S. subsidiary), any such income would be treated as U.S.-source income for U.S. foreign tax credit purposes.

Sale or other disposition of unit shares

Subject to the discussion under “— Passive foreign investment company” below, in general, if you sell or otherwise dispose of our unit shares or warrants in a taxable disposition:

•
you will recognize gain or loss equal to the difference (if any) between the U.S. dollar value of the amount realized on such sale or other taxable disposition and your adjusted tax basis in such unit shares or warrants;

•
any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the unit shares or warrants sold is more than one year at the time of such sale or other taxable disposition; and

•
any gain or loss will generally be treated as U.S.-source income for U.S. foreign tax credit purposes, although special rules apply to U.S. Holders who have a fixed place of business outside the United States to which this gain is attributable.

Long-term capital gains of individual taxpayers are generally subject to a 15% maximum U.S. federal income tax rate for capital gains recognized in taxable years beginning before January 1, 2011. The deductibility of capital losses is subject to limitations.

If you are a cash basis taxpayer who receives foreign currency, such as Canadian dollars, in connection with a sale or other taxable disposition of our unit shares or warrants, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to such unit shares or warrants, as determined on the settlement date of such sale or other taxable disposition.

If you are an accrual basis taxpayer who receives foreign currency in a sale or other taxable disposition of our unit shares or warrants, you generally may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of such unit shares or warrants, provided the election is applied consistently from year to year. The election may not be changed without the consent of the IRS. If you are an accrual basis taxpayer and do not elect to be treated as a cash basis taxpayer (pursuant to the U.S. Treasury Regulations applicable to foreign currency transactions) for this purpose, you might have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the foreign currency received on the date of the sale (or other taxable disposition) of our unit shares or warrants and the date of payment. Any such currency gain or loss generally will be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized on the sale (or other taxable disposition) of our unit shares or warrants.

Passive foreign investment company

PFIC Rules Generally. U.S. Holders of our unit shares and warrants would be subject to a special, adverse tax regime (that would differ in certain respects from that described above) if we were or were to become a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. The tests for determining PFIC status are applied annually and are dependent upon a number of factors, some of which are beyond our control. We do not expect to be a PFIC for the 2008 tax year, although we can provide no certainty concerning this result. For 2009 and later tax years, we can provide no assurance concerning whether or not we will be a PFIC. We do not intend to make or issue to U.S. Holders any determinations of our status as a PFIC for any taxable year.

In general terms, we will be a PFIC for any tax year in which either (i) 75% or more of our gross income is passive income (the “income test”) or (ii) the average percentage, by fair market value, of our assets that produce or are held for the production of passive income is 50% or more (the “asset test”). Passive income includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. For example, we could be a PFIC for a tax year if we have (i) losses from sales activities but interest income (and/or other passive income) that exceeds those losses or (ii) positive gross profit from sales but interest income (and/or other passive income) constitutes 75% or more of our total gross income. In such situations, we could be a PFIC even without recognizing substantial amounts of passive income.

If we were, or were to become, a PFIC for any year in which a U.S. Holder owns our unit shares or warrants, gain on a disposition (or deemed disposition) of our unit shares or warrants, and certain distributions with respect to our unit shares (so-called “excess distributions”) would be subject to a special adverse tax regime. Such gains and excess distributions would be allocated ratably to the U.S. Holder’s holding period. The portion of such gains and excess distributions allocable to the would be includible as ordinary income in the current year. The U.S. Holder would be taxed on prior years’ allocations at the highest marginal rates applicable to ordinary income for each such year and would be subject to interest charges to reflect the value of the U.S. income tax deferral. U.S. Holders must report any gains or distributions received from a PFIC by filing a Form 8621 with their returns.

Certain elections may sometimes be used to reduce the adverse impact of the PFIC rules on U.S. Holders (“qualifying electing fund” (“QEF”) and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. These elections may not be made with respect to warrants. The PFIC rules are extremely complex, and shareholders are urged to consult their own tax advisers regarding the potential consequences to them of Apollo Gold Corporation being classified as a PFIC.

QEF Election to Reduce Impact of PFIC Rules. The rules described above for excess distributions will not apply to a U.S. Holder if the U.S. Holder makes a QEF election for the first taxable year of the U.S. Holder's holding period for our unit shares during which we are a PFIC and we comply with specified reporting requirements. A QEF election for a taxable year generally must be made on or before the due date (as may be extended) for filing the taxpayer's U.S. federal income tax return for the year. A U.S. Holder who makes a QEF election generally must report on a current basis his or her share of our ordinary income and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings.

Upon request, we will use reasonable best efforts to provide to a U.S. Holder no later than ninety days after the request the information required to make a QEF election. A U.S. Holder who makes a QEF election must file a Form 8621 with their annual return.

Mark-to-Market Election to Reduce Impact of PFIC Rules. If we become a PFIC, a U.S. Holder of our unit shares may elect to recognize any gain or loss on our unit shares on a mark-to-market basis at the end of each taxable year, so long as the unit shares are regularly traded on a qualifying exchange. The mark-to-market election under the PFIC rules is an alternative to the QEF election. We believe the unit shares will be regularly traded on a qualifying exchange, but we cannot provide assurance that our unit shares will be considered regularly traded on a qualifying exchange for all years in which we may be a PFIC. A U.S. Holder who makes a mark-to-market election generally must recognize as ordinary income all appreciation inherent in the U.S. Holder’s investment in our unit shares on a mark-to-market basis and may recognize losses inherent in our unit shares only to the extent of prior mark-to-market gain recognition. The mark-to-market election must be made by the due date (as may be extended) for filing the taxpayer's federal income tax return for the first year in which the election is to take effect. A U.S. Holder who makes a mark-to-market election must file a Form 8621 with their annual return.

Rules for Lower-Tier PFIC Subsidiaries. Special adverse rules apply to U.S. Holders of our unit shares for any year in which we are a PFIC and have a non-U.S. subsidiary that is also a PFIC (a “lower-tier PFIC”). If we are a PFIC and a U.S. Holder of our unit shares does not make a QEF election (as described above) in respect of any lower-tier PFIC, the U.S. Holder could incur liability for the deferred tax and interest charge described above if (i) we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or (ii) the U.S. Holder disposes of all or part of our unit shares. A QEF election that is made for our unit shares will not apply to a lower -tier PFIC, although a separate QEF election might be made with respect to a lower-tier PFIC. We will use reasonable best efforts to cause a lower-tier PFIC to provide the information necessary for an effective QEF election to be made with respect to such lower-tier PFIC. Moreover, a mark-to-market election is not available for lower-tier PFICs.

Exercise of warrants

No gain or loss will be recognized for U.S. federal income tax purposes by U.S. Holders of our warrants upon the exercise thereof in exchange for warrant shares (except if cash is received in lieu of the issuance of fractional warrant shares). A U.S. Holder’s tax basis in the warrant shares received on the exercise of warrants will equal the sum of its tax basis in the warrants (which in the case of an initial holder, will equal the portion of the purchase price of the unit allocated to the warrant, as described above) plus the exercise price paid on the exercise thereof. Subject to the discussion above captioned “- Passive foreign investment company”, the holding period of the warrant shares received on the exercise of the warrants generally will not include the holding period of the warrants.

Expiration of warrants

Upon the expiration of a warrant, a U.S. Holder will recognize a loss equal to the adjusted tax basis of the warrant. The loss generally will be a capital loss provided that the warrant shares issuable upon exercise of the warrants would have been capital assets if acquired by the U.S. Holder.

Adjustment of unit warrants

Adjustments to the number of warrant shares issuable upon exercise of the warrants or to the exercise price of the warrants pursuant to the anti-dilution provisions for the warrants, as more fully described under “Description of Securities — Description of Unit Warrants to be Issued in This Offering”, may in certain circumstances result in a taxable deemed distribution to the holders of warrants pursuant to Section 305 of the Code, if such change has the effect of increasing the holder’s proportionate interest in our earnings and profits or assets. In general, anti-dilution adjustments are not treated as resulting in deemed distributions. However, if, for example, the adjustment were considered an adjustment to compensate for taxable cash or property distribution to other shareholders, a taxable deemed distribution could result.

Non-U.S. Holders

The following summary applies to you if you are a non-U.S. Holder of our unit shares or warrants. A non-U.S. Holder is a beneficial owner of a unit share or warrant that is not a U.S. Holder.

Distributions

In general, you will not be subject to U.S. federal income tax or withholding tax on dividends, if any, received from us with respect to our unit shares, unless (i) such income is effectively connected with your conduct of a trade or business in the United States or (ii) if a treaty applies, such income is attributable to a permanent establishment or fixed base you maintain in the United States.

Sale or other disposition of unit shares

In general, you will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our unit shares or warrants unless:

•
such gain is effectively connected with your conduct of a U.S. trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or fixed base you maintain in the United States; or

•	you are an individual who is present in the United States for 183 days or more during the taxable year of disposition or have a tax home in the United States, and certain other requirements are met.

Information reporting and backup withholding

U.S. Holders of our unit shares may be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%) on distributions on our unit shares or on the proceeds from a sale or other disposition of our unit shares or warrants paid within the United States. Payments of distributions on, or the proceeds from the sale or other disposition of, our unit shares or warrants to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances. Backup withholding will generally not apply, however, to a U.S. Holder who:

•	furnishes a correct taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding on IRS Form W-9 (or substitute form); or
•	is otherwise exempt from backup withholding.

In general, a non-U.S. Holder will not be subject to information reporting and backup withholding. However, a non-U.S. Holder may be required to establish an exemption from information reporting and backup withholding by certifying the non-U.S. Holder’s non-U.S. status on Form W-8BEN.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner.

LEGAL MATTERS

Certain legal matters relating to the offering and to the offered shares to be distributed pursuant to this prospectus supplement will be passed upon by Fogler, Rubinoff LLP, with respect to Canadian legal matters, and by Davis Graham & Stubbs LLP, with respect to United States legal matters, on behalf of Apollo Gold, and by Fraser Milner Casgrain LLP, with respect to Canadian legal matters, and by Goodwin Procter LLP, with respect to United States legal matters, on behalf of the agents.

INTEREST OF NAMED EXPERTS AND COUNSEL

Certain legal matters relating to the offering and to the offered shares to be distributed pursuant to this prospectus supplement will be passed upon by Fogler, Rubinoff LLP, with respect to Canadian legal matters. G. Michael Hobart, who is a partner with Fogler, Rubinoff LLP is also a director of Apollo Gold.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common shares is CIBC Mellon Trust Company, 320 Bay Street, P. O. Box 1, Toronto, Ontario M5H 4A6, Canada.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus supplement, which means that information included in those reports is considered part of this prospectus supplement. Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

3.	Our Current Reports on Form 8-K, filed with the SEC on June 11, 2008, July 1, 2008, and July 2, 2008, respectively; and

4.	The description of our capital stock set forth in our Registration Statement on Form 10, filed June 23, 2003.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to the Chief Financial Officer, Apollo Gold Corporation, 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, telephone (720) 886-9656.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus supplement. This prospectus supplement, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and our securities.

We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room located at Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

PROSPECTUS

APOLLO GOLD CORPORATION

$100,000,000 Debt Securities, Common Shares and Warrants

28,675,000 Shares of Common Shares Offered by the Selling Shareholder

Apollo Gold Corporation (together with its subsidiaries, “Apollo Gold,” “we,” “us,” or “our company”) may use this prospectus to offer and sell from time to time our debt securities, common shares or warrants, in one or more transactions up to a total dollar amount of $100,000,000. The selling shareholder identified on page 27 may also use this prospectus to offer and sell an aggregate of up to 28,675,000 shares of our common shares. Apollo Gold Corporation will not receive any proceeds from the sale of the shares being sold by the selling shareholder.

This prospectus provides you with a general description of the securities that we may offer. The accompanying prospectus supplement sets forth specific information with regard to the particular securities being offered and may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus.

Our common shares are traded on the American Stock Exchange under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.” On April 21, 2008, the closing price for our common shares on the American Stock Exchange was $0.68 per share and the closing price on the Toronto Stock Exchange was Cdn$0.68 per share.

The selling shareholder may sell the shares in transactions on the American Stock Exchange or the Toronto Stock Exchange and by any other method permitted by applicable law. The selling shareholder may sell the shares at prevailing market prices or at prices negotiated with purchasers and will be responsible for any commissions or discounts due to brokers or dealers. The amount of these commissions or discounts cannot be known at this time because they will be negotiated at the time of the sales. See “Plan of Distribution” beginning on page 28.

References in this prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 5 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2008.

You should rely only on information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholder have authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

Neither we nor the selling shareholder are making an offer of these securities in any jurisdiction where the offering is not permitted.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the dates of the documents incorporated by reference.

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IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process on Form S-3. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. In addition, St Andrew Goldfields may from time to time offer and sell up to 28,675,000 shares of our common shares in one or more underwritten offerings under this registration statement.

This prospectus provides you with a general description of the securities that we or St Andrew Goldfields may offer. Each time that we or St Andrew Goldfields sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. We or St Andrew Goldfields may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC’s website, located at http://www.sec.gov, or at the SEC’s offices referenced under the heading “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (which we sometimes refer to in this prospectus as the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Unites States Securities and Exchange Commission (which we sometimes refer to in this prospectus as the “SEC”). The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2007;

2.	Our Current Report on Form 8-K filed with the SEC on March 31, 2008; and

3.	The description of our capital stock set forth in our Registration Statement on Form 10, filed June 23, 2003.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to the Chief Financial Officer, Apollo Gold Corporation, 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, telephone (720) 886-9656.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” and similar expressions identify forward-looking statements. These statements include comments regarding:

•	future timing and operational results and cash flows from the Montana Tunnels mine;
•	the establishment and estimates of mineral reserves and resources;
•	the timing of completion of a Black Fox feasibility study;
•	production and production costs;
•	daily production and mill throughput rates;
•	cash operating costs;
•	total cash costs;
•	grade of ore mined and milled;
•	grade of concentrates produced;
•	anticipated expenditures for development, exploration, and corporate overhead;
•	timing and issue of permits;
•	expansion plans for existing properties;

•	plans for Black Fox and Huizopa, including drilling;
•	estimates of closure costs;
•	future financing of projects at Apollo;
•	liquidity;
•	estimates of environmental liabilities;
•	our ability to obtain financing to fund our estimated expenditure and capital requirements;
•	factors impacting our results of operations; and
•	the impact of adoption of new accounting standards.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

•	unexpected changes in business and economic conditions;
•	significant increases or decreases in gold prices and zinc prices;
•	changes in interest and currency exchange rates;
•	timing and amount of production;
•	unanticipated grade changes;
•	unanticipated recovery or production problems;
•	operational problems at our mining property;
•	metallurgy, processing, access, availability of materials, equipment, supplies and water;
•	determination of reserves;
•	changes in project parameters;
•	costs and timing of development of new reserves;
•	results of current and future exploration activities;
•	results of pending and future feasibility studies;
•	joint venture relationships;
•	political or economic instability, either globally or in the countries in which we operate;
•	local and community impacts and issues;
•	timing of receipt of government approvals;
•	accidents and labor disputes;
•	environmental costs and risks;
•	competitive factors, including competition for property acquisitions;
•	availability of external financing at reasonable rates or at all; and
•	the factors discussed in this prospectus under the heading “Risk Factors.”

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement. We undertake no obligation to update forward-looking statements.

APOLLO GOLD COROPORATION

The earliest predecessor to Apollo Gold Corporation was incorporated under the laws of the Province of Ontario in 1936. In May 2003, it reincorporated under the laws of the Yukon Territory. Apollo Gold Corporation maintains its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252. Apollo Gold Corporation maintains its principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, and the telephone number at that office is (720) 886-9656. Our internet address is http://www.apollogold.com. Information contained on our website is not a part of this prospectus.

Apollo is engaged in gold mining including extraction, processing, refining and the production of by-product metals, as well as related activities including exploration and development. The Company is the operator of the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC. The Mine is an open pit mine and mill producing gold doré and lead-gold and zinc-gold concentrates.

Apollo has a development project, the Black Fox Project, which is located near the Township of Matheson in the Province of Ontario, Canada. Apollo also owns Mexican subsidiaries which own concessions at the Huizopa exploration project, located in the Sierra Madres in Chihuahua, Mexico. The Huizopa project is subject to an 80% Apollo/20% Mineras Coronado joint venture agreement.

RISK FACTORS

An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historic information, the information in this prospectus contains “forward looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address some of the factors that may affect our future operating results and financial performance.

We have a history of losses.

With the exception of the most recent fiscal year during which we had a net income of $2,416,000, we have incurred significant losses. Our net losses were $15,587,000 and $22,208,000 for the years ended December 31, 2006 and 2005, respectively. There can be no assurance that we will achieve or sustain profitability in the future.

We have experienced operational problems at our Montana Tunnels mine.

Since the sale of our Florida Canyon and Standard mines in November 2005, all of our revenues have been derived from our milling operations at the Montana Tunnels mine, which is a low grade mine. Historically, the Montana Tunnels mine has been unprofitable. During 2004, we experienced problems related to the milling of low-grade ore at the Montana Tunnels mine, which negatively affected our revenues and earnings. Throughout 2005, we experienced operational problems, particularly in the open pit, leading to the suspension of mining on October 21, 2005 for safety reasons due to increased wall activity in the open pit. After the suspension of mining and until May 12, 2006, we were able to continue to produce gold doré, lead-gold and zinc-gold concentrates from milling low grade stockpiled ore. However, on May 12, 2006, all operations ceased at the mine and it was placed on care and maintenance. On July 28, 2006, we entered into a joint venture agreement with Elkhorn Tunnels, LLC, in respect of the Montana Tunnels mine pursuant to which Elkhorn Tunnels made financial contributions in exchange for a fifty percent interest in the mine. Mill operations recommenced in March 2007, however there can be no assurances that we will not encounter additional operational problems at our Montana Tunnels mine.

Our earnings may be affected by metals price volatility, specifically the volatility of gold and zinc prices.

We historically have derived all of our revenues from the sale of gold, silver, lead and zinc, and our development and exploration activities are focused on gold. As a result, our future earnings are directly related to the price of gold. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

•	industrial and jewelry demand;
•	central bank lending, sales and purchases of gold;
•	forward sales of gold by producers and speculators;
•	production and cost levels in major gold-producing regions; and
•	rapid short-term changes in supply and demand because of speculative or hedging activities.

Gold prices are also affected by macroeconomic factors, including:

•	confidence in the global monetary system;
•	expectations of the future rate of inflation (if any);
•	the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;
•	interest rates; and
•	global or regional political or economic events, including but not limited to acts of terrorism.

The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and existing stock of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold held by central banks through lending and official sales may have a significant adverse impact on the gold price.

All of the above factors are beyond our control and are impossible for us to predict. If the market prices for gold, silver, zinc or lead fall below our costs to produce them for a sustained period of time, we will experience additional losses and we could also be required by our reduced revenue to discontinue exploration, development and/or mining at one or more of our properties.

We do not currently have and may not be able to raise the funds necessary to explore and develop our Black Fox and Huizopa properties.

We do not currently have sufficient funds to complete all of our planned development activities at Black Fox and our planned exploration activities at Huizopa or to develop a mine at Black Fox. The development of Black Fox and exploration of Huizopa will require significant capital expenditures. Sources of external financing may include bank and non-bank borrowings and future debt and equity offerings. There can be no assurance that financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

Substantially all of our assets are pledged to secure our indebtedness.

Substantially all of the Montana Tunnels assets and our Black Fox property are pledged to secure indebtedness outstanding under the Facility Agreement, dated October 12, 2007, by and among Montana Tunnels Mining, Inc., Apollo, Apollo Gold, Inc., a wholly owned subsidiary of Apollo, RMB Australia Holdings Limited and RMB Resources Inc. Since these assets represent substantially all of our assets, we will not have access to additional secured lending until this indebtedness is repaid, which may require us to raise additional funds through unsecured debt and equity offerings. Default under our debt obligations would entitle our lenders to foreclose on our assets. The inability to raise additional working capital or the foreclosure of our assets could have a material adverse effect on our financial condition and results of operations.

Our Huizopa exploration project is subject to political and regulatory uncertainty.

Our Huizopa exploration project is located in the northern part of the Sierra Madres in the State of Chihuahua, Mexico. There are numerous risks inherent in conducting business in Mexico, including political and economic instability, exposure to currency fluctuations, greater difficulties in accounts receivable collection, difficulties in staffing and managing operations and potentially adverse tax consequences. In addition, our ability to explore and develop our Huizopa exploration project is subject to maintaining satisfactory relations with the Ejido Huizopa, which is a group of local inhabitants who under Mexican law are granted rights to conduct agricultural activities and control surface access on the property. In 2006, we entered into an agreement with the Ejido Huizopa pursuant to which we agreed to make annual payments to the Ejido Huizopa in exchange for the right to use the land covering our mining concessions for all activities necessary for the exploration, development and production of potential ore deposits. There can be no assurances that the Ejido Huizopa will continue to honor the agreement. If we are unable to successfully manage our operations in Mexico or maintain satisfactory relations with the Ejido Huizopa, our development of the Huizopa property could be hindered or terminated and, as a result, our business and financial condition could be adversely affected.

Our reserve estimates are potentially inaccurate.

We estimate our reserves on our properties as either “proven reserves” or “probable reserves.” Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us. Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less. Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable.

Our reserves are reduced as existing reserves are depleted through production. Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates.

Reserve estimates are calculated using assumptions regarding metals prices. These prices have fluctuated widely in the past. Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit, and lead to a reduction in reserves. Any material reduction in our reserves may lead to increased net losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition, including difficulty in obtaining financing and a decrease in our stock price. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

We may not achieve our production estimates.

We prepare estimates of future production for our operations. We develop our estimates based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. In the past, our actual production from time to time has been lower than our production estimates and this may be the case in the future.

Each of these factors also applies to future development properties not yet in production and to the Montana Tunnels mine expansion. In the case of mines we may develop in the future, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

Our future profitability depends in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

We are engaged in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations. Decisions about the development of Black Fox and other future projects are subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

Development projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies that derive estimates of capital and operating costs based upon many factors.

It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated. There can be no assurance that the Black Fox property that we are developing will be profitable.

Mineral exploration in general, and gold exploration in particular, is speculative and is frequently unsuccessful.

Mineral exploration, particularly for gold and silver, is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive. There can be no assurance that our mineral exploration efforts will be successful. If we discover a site with gold or other mineralization, it will take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

We have a limited operating history on which to evaluate our potential for future success.

We were formed as a result of a merger in June 2002 and have only a limited operating history upon which you can evaluate our business and prospects. During this period, we have not generated sufficient revenues to cover our expenses and costs.

The market price of our common shares could experience volatility and could decline significantly.

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Our share price has declined significantly since 2004, and in 2007 the price of our common shares fluctuated from a low of $0.36 per share to a high of $0.78 per share. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold and zinc prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

The existence of outstanding rights to purchase common shares may impair our share price and our ability to raise capital.

As of April 14, 2008, approximately 36.6 million of our common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from $0.20 to $2.24. In addition, there are approximately 15.3 million common shares issuable upon the conversion of the $7.7 million outstanding principal amount of convertible debentures issued February 23, 2007 at the option of the holder at a conversion price of $0.50 per share. During the term of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional equity financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

If we complete additional equity financings, then our existing shareholders may experience dilution.

Any additional equity financing that we obtain would involve the sale of our common shares and/or sales of securities that are convertible or exercisable into our common shares, such as share purchase warrants or convertible notes. There is no assurance that we will be able to complete equity financings that are not dilutive to our existing shareholders.

The titles to some of our properties may be uncertain or defective.

Certain of our United States mineral rights consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from unpatented mining claims located on federal lands or impose fees on production from patented mining claims. If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands or patented claims.

While we have no reason to believe that our rights to mine on any of our properties are in doubt, title to mining properties are subject to potential claims by third parties. In September 2006, five of our claims associated with our Black Fox Project were listed as reopened for staking on the Ministry of Northern Development and Mines (MNDM) website. These claims totaling 185 acres were immediately staked by local prospectors. None of our reserves are located on these claims. Four of these overstaked claims have since been returned to us. We are negotiating with the overstaker with respect to the remaining claim; however, no guarantee can be made that such negotiations will be successful. It is our opinion that these claims were erroneously listed as open. We are working diligently to resolve this matter.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, purchase price installments, exploration expenditures, or other fees. If we fail to make these payments when they are due, our rights to the property may lapse. There can be no assurance that we will always make payments by the requisite payment dates. In addition, some contracts with respect to our mineral properties require development or production schedules. There can be no assurance that we will be able to meet any or all of the development or production schedules. Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

We face substantial governmental regulation.

Safety. Our U.S. mining operation is subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA. We have made and expect to make in the future, significant expenditures to comply with these laws and regulations.

Current Environmental Laws and Regulations. We must comply with environmental standards, laws and regulations that may result in increased costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority. The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations.

Some of our properties are located in historic mining districts with past production and abandoned mines. The major historical mine workings and processing facilities owned (wholly or partially) by us in Montana are being targeted by the Montana Department of Environmental Quality (“MDEQ”) for publicly funded cleanup, which reduces our exposure to financial liability. We are participating with the MDEQ under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been completed at the Corbin Flats Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the MDEQ. MDEQ is also contemplating remediation of the Washington Mine site at public expense under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”). In February 2004, we consented to MDEQ’s entry onto the portion of the Washington Mine site owned by us to undertake publicly funded remediation under SMCRA. In March 2004, we entered into a definitive written settlement agreement with MDEQ and the Bureau of Land Management (“BLM”) under which MDEQ will conduct publicly funded remediation of the Wickes Smelter site under SMCRA and will grant us a site release in exchange for our donation of the portion of the site owned by us to BLM for use as a waste repository. However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future. We remain exposed to liability, or assertions of liability, that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the Clean Air Act Amendments of 1990. Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards. We have no control over the refiners’ operations or their compliance with environmental laws and regulations.

Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business. Expenses associated with the compliance with new laws or regulations could be material. Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

We are subject to environmental risks.

Environmental Liability. We are subject to potential risks and liabilities associated with environmental compliance and the disposal of waste rock and materials that occur as a result of our mineral exploration and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy any non-compliance with environmental laws would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Environmental Permits. All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada, Mexico and the U.S. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities. The posting of bonds in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the United States, Canada and Mexico and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, most of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties.

We are dependent on certain key personnel.

We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; Richard F. Nanna, our Senior Vice President-Exploration; and Melvyn Williams, our Chief Financial Officer and Senior Vice President-Finance and Corporate Development. We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers. We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations.

There may be certain tax risks associated with investments in our company.

Potential investors that are U.S. taxpayers should consider that we could be considered to be a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes. Although we believe that we currently are not a PFIC, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our ability to predict or control, and we can not assure you that we are not currently a PFIC or that will not become a PFIC in the future. If we are or become a PFIC, a U.S. taxpayer who disposes of (or is deemed to dispose of) our common shares at a gain or who receives a so-called “excess distribution” on our common shares generally would be subject to a special adverse tax regime. Such gains and excess distributions would be allocated ratably to the U.S. taxpayer’s holding period. The portion of any such gains and excess distributions allocated to the current year would be includible as ordinary income in the current year. Prior years’ allocations would be taxed at the highest marginal rate applicable to ordinary income for each such year and would be subject to interest charges to reflect the value of the U.S. income tax deferral. Additional special adverse rules also apply to investors who are U.S. taxpayers who own our common shares if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC. Special estate tax rules could be applicable to our common shares if we are a PFIC.

Possible hedging activities could expose us to losses.

In connection with our $8.0 million borrowing with RMB Australia Holdings Limited in October 2007, we were required to enter into hedges of approximately 65% and 40%, respectively, of our share of lead and zinc production from the Montana Tunnels mine during the 12 months following the date of the borrowing. In the future, we may enter into precious and/or base metals hedging contracts that may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments. There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations. Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Some hedging instruments may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production. This limitation would limit our revenues and profits. Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures.

Such risks could result in personal injury, environmental damage, damage to and destruction of production facilities, delays in mining and liability. For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remediating an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Yukon Territory, Canada, corporation. While our principal executive officer is located in the United States, many of our assets are located outside of the United States. Additionally, a number of our directors are residents of Canada. It might not be possible for investors in the United States to collect judgments obtained in United States courts predicated on the civil liability provisions of U.S. securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors. Execution by United States courts of any judgment obtained against us, or any of the directors, executive officers or experts identified in this prospectus or documents incorporated by reference herein, in United States courts would be limited to the assets, or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of our earnings to fixed charges for the periods indicated are as follows:

	Year Ended December 31,
	2007	2006		2005		2004		2003
Ratio of Earnings to Fixed Charges	1.2x	—	(1)	—	(1)	—	(1)	—	(1)

(1) Our earnings were insufficient to cover fixed charges by the following amounts for the years ended December 31,

2006	2005	2004	2003
$12,560,000	$13,428,000	$27,043,000	$15,585,000

The computation of earnings to fixed charges is based on the applicable amounts for us and our subsidiaries on a consolidated basis. For purposes of computing these ratios, earnings consist of operating income before income taxes plus fixed charges. Fixed charges consist of interest charges which include accretion on convertible debentures.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for the exploration and development of our properties, acquisition, exploration and development of additional properties or interests, working capital and general corporate purposes. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, investment-grade, interest-bearing instruments, or other investment-grade securities.

The selling shareholder will receive all of the proceeds from the sales of the shares of common shares offered by it. We will not receive any proceeds from the sales of the common shares by the selling shareholder.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. The following description summarizes the general terms of the debt securities that we may offer pursuant to this prospectus that are common to all series. The particular terms of any series of our debt securities will be described in the prospectus supplement relating to those debt securities. We urge you to read the applicable prospectus supplement for the terms of the series of debt securities offered because the terms of specific series of debt securities may differ from the general information that we have provided below.

We conduct substantially our operations in the United States and Mexico through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. Claims of creditors of our subsidiaries other than us may include substantial amounts of long-term debt, commercial paper and other short-term borrowings.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to an indenture that we will enter into with a trustee, which we will select. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the indenture. Second, the trustee performs certain administrative duties for us with respect to the debt securities.

A prospectus supplement will describe the specific terms of any particular series of debt securities, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to those debt securities. The prospectus supplement relating to each series of debt securities that we offer using this prospectus will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement. If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

The following section is a summary of the principal terms and provisions that will be included in the indenture, unless otherwise provided in any applicable prospectus supplement. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. We urge you to read the indenture and any supplement thereto that are applicable to you. The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

General

The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;
•	any limit upon the aggregate principal amount of the debt securities;
•	the date or dates, or the method of determining the dates, on which the debt securities will mature;
•	the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;
•	if a debt security is issued with original issue discount, the yield to maturity;
•	the places where payments may be made on the debt securities;
•	any mandatory or optional redemption provisions applicable to the debt securities;
•	any sinking fund or analogous provisions applicable to the debt securities;
•	any conversion or exchange provisions applicable to the debt securities;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;
•	the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;
•	any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;
•
if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the method of determining the amount of any payments on the debt securities which are linked to an index;
•
whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;
•
whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

•	any other specific terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000. Debt securities may bear legends required by U.S. federal tax law and regulations.

If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by us for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.

If debt securities are issuable as both registered debt securities and bearer debt securities, the bearer debt securities will be exchangeable for registered debt securities. Except as provided below, bearer debt securities will have outstanding coupons. If a bearer debt security with related coupons is surrendered in exchange for a registered debt security between a record date and the date set for the payment of interest, the bearer debt security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.

In the event of any redemption in part of any class or series of debt securities, we will not be required to:

•
issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business:

•	if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption, and

•
if debt securities of the series are issuable as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;

•
register the transfer, or exchange, of any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. Payment of interest on fully registered securities may be made at our option by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on any debt security or coupon remains unclaimed at the end of two years after that amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security or coupon will look only to us for payment.

Global Securities

A global security represents one or any other number of individual debt securities. Generally all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Temporary Global Securities

All or any portion of the debt securities of a series that are issuable as bearer debt securities initially may be represented by one or more temporary global debt securities, without interest coupons, to be deposited with the depositary for credit to the accounts of the beneficial owners of the debt securities or to other accounts as they may direct. On and after an exchange date provided in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination of these forms, as specified in the prospectus supplement. No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or delivered to any location in the United States.

Interest on a temporary global debt security will be paid to the depositary with respect to the portion held for its account only after they deliver to the trustee a certificate which states that the portion:

•	is not beneficially owned by a United States person;

•	has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

•
if a beneficial interest has been acquired by a United States person, that the person is a financial institution, as defined in the Internal Revenue Code, purchasing for its own account or has acquired the debt security through a financial institution and that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations to the Internal Revenue Code and that it did not purchase for resale inside the United States.

The certificate must be based on statements provided by the beneficial owners of interests in the temporary global debt security. The depositary will credit the interest received by it to the accounts of the beneficial owners of the debt security or to other accounts as they may direct.

“United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States federal income taxation regardless of its source.

Definitive Global Securities

Bearer Securities. The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.

U.S. Book-Entry Securities. Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by our company, if these debt securities are offered and sold directly by our company.

Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.

So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities. Owners of U.S. book-entry debt securities:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer U.S. book-entry debt securities.

We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Covenants of the Company

We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company’s properties and assets to another person provided that:

•	the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

•	immediately after giving effect to the transaction, there is no default under the applicable indenture.

The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture. A prospectus supplement will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all or our properties and assets to, another person.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations or foreign government securities, as the case may be, to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers’ certificate and an opinion of counsel which state that the required conditions have been satisfied.

Each indenture contains a provision that permits our company to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:

•	maintain and apply money in the defeasance trust;

•	register the transfer or exchange of the debt securities;

•	replace mutilated, destroyed, lost or stolen debt securities; and

•	maintain a registrar and paying agent in respect of the debt securities.

Each indenture also permits our company to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants. To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, and/or foreign government securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred. In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law.

The indentures specify the types of U.S. government obligations and foreign government securities that we may deposit.

Events of Default, Notice and Waiver

Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

•	failure to pay interest on any debt security of the class or series for 30 days when due;

•	failure to pay the principal or any premium on any debt securities of the class or series when due;

•	failure to make any sinking fund payment for 30 days when due;

•	failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and

•	occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.

An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice. If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.

Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or rate of interest on any debt security;

•	change any place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	adversely affect the terms of any conversion right;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•	change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for the series; or

•
change the provisions in the indenture that relate to its modification or amendment other than to increase the percentage of outstanding debt securities of any series required to consent to any modification or waiver under the indenture.

Meetings

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by our company or the holders of at least 25% in principal amount of the outstanding debt securities of a series, in any case upon notice given in accordance with “Notices” below. Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by our company or the trustee that does not have a quorum may be adjourned for not less than 10 days. If there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent which must be given by the holders of each debt security affected by the modifications or amendments of an indenture described above under “Modification of the Indentures.” However, a resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given, or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. The indentures provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class. For purposes of these consents, waivers and actions, only the principal amount of outstanding debt securities of any series represented at a meeting at which a quorum is present and voting in favor of the action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected by the modification or amendment favoring the action.

Notices

In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice. Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Title

Title to any bearer debt securities and any related coupons will pass by delivery. We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.

Replacement of Securities Coupons

Debt securities or coupons that have been mutilated will be replaced by our company at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen, or lost will be replaced by our company at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our company and the security registrar. In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our company before a replacement debt security will be issued.

Governing Law

The indentures, the debt securities, and the coupons will be governed by, and construed under, the laws of the State of New York without regard to the principles of conflicts of laws.

Concerning the Trustees

We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.

Senior Debt Securities

The senior debt securities will rank equally with all of our company’s other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture

The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.

Subordinated Debt Securities

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. In addition, claims of creditors and preferred shareholders of our subsidiaries generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries, if any, with regard to the assets of our subsidiaries. Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.

Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our company and any deferrals, renewals, or extensions of any senior indebtedness. Indebtedness for money borrowed by our company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture. However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities. Senior indebtedness will also not include:

•	any of our obligations to our subsidiaries; and

•	any liability for federal, state, local or other taxes owed or owing by our company.

The senior debt securities constitute senior indebtedness under the subordinated indenture. A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full. We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing. Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness. If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities. Only one notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.

In the event that we pay or distribute our company’s assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our company’s property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their respective interests may appear. However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness. If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration. We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration. Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value. As of April 14, 2008, there were 160,975,757 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

All of the directors serve from the date of election or appointment until the earlier of the next annual meeting of the company’s shareholders or the date on which their successors are elected or appointed in accordance with the provisions of our By-laws and Articles of Incorporation. Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Apollo Gold, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Apollo Gold common shares are not redeemable or convertible.

Other Provisions

All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.

This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Incorporation, as amended, and our By-laws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

CIBC Mellon Trust Company, 320 Bay Street, P.O. Box 1, Toronto, Ontario, Canada M5H 4A6, is the transfer agent and registrar for our common shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common shares or units consisting of any combination of the foregoing securities. Each series of warrants will be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

(1)	the number of warrants offered;
(2)	the price or prices at which the warrants will be issued;
(3)	the currency or currencies in which the prices of the warrants may be payable;
(4)	the securities for which the warrants are exercisable;
(5)	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;
(6)	the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise;
(7)	the events or conditions under which the amount of securities may be subject to adjustment;
(8)	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
(9)	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;
(10)	any material risk factors relating to such warrants;
(11)	if applicable, the identity of the warrant agent; and
(12)	any other terms of such warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

SELLING SHAREHOLDER

The following table sets forth, as of April 14, 2008:

•	The name of the selling shareholder;

•	The number of shares and the percentage of shares beneficially owned by the selling shareholder;

•	The maximum number of shares that may be offered by the selling shareholder;

•	The number of shares and the percentage of shares to be beneficially owned by the selling shareholder after the sale of all the shares.

The selling shareholder may offer and sell, from time to time, some or all of the shares covered by this prospectus. The actual number of shares, if any, to be offered by the selling shareholder and the number of shares and the percentage of shares to be beneficially owned by the selling shareholder following such offering will be disclosed in an applicable prospectus supplement. We have registered the shares covered by this prospectus for offer and sale by the selling shareholder so that those shares may be freely sold to the public by it. Registration of the shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold.

	Shares Beneficially Owned (1)		Common Shares Offered Hereby	Shares Beneficially Owned After Sale of Common Shares Offered Hereby
Name and Address of Beneficial Owner	Number	Percentage (3)	Number	Number (2)	Percentage

St Andrew Goldfields Ltd. 1540 Cornwall Road Suite 212 Oakville, Ontario Canada L6J 7W5	28,675,000	17.8%	28,675,000	-0-	0%

(1) Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.
(2) Assumes that all of the shares currently beneficially owned by the selling shareholder and registered hereunder are sold and the selling shareholder acquires no additional common shares before the completion of this offering.
(3) The percentage ownership for the selling shareholder is based on 160,975,757 common shares outstanding as of April 14, 2008.

PLAN OF DISTRIBUTION

We and the selling shareholder may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. We and the selling shareholder may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We and the selling shareholder may offer securities in the same offering, or we and the selling shareholder may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

the offeror(s) of the securities;

the terms of the securities to which the prospectus supplement relates;

the name or names of any underwriters;

the purchase price of the securities (if then known) and the proceeds to be received from the sale;

any underwriting discounts and other items constituting underwriters’ compensation; and

any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by our company or the selling shareholder or through agents designated by our company or the selling shareholder from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company or the selling shareholder to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We or the selling shareholder may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company or the selling shareholder at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company or the selling shareholder against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Each class or series of securities other than the common shares will be a new issue of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

LEGAL MATTERS

Lackowicz, Shier & Hoffman, Yukon Territory, Canada, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion on the financial statements and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada - United States of America Reporting Differences referring to changes in accounting principles and substantial doubt on the Company's ability to continue as a going concern, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our reserves at December 31, 2007 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, were prepared by us and audited by SRK Consulting (US), Inc. All information regarding reserves incorporated by reference herein is in reliance upon the authority of that form as experts in such matters.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

APOLLO GOLD CORPORATION

$100,000,000 Debt Securities, Common Shares and Warrants

28,675,000 Shares of Common Shares Offered by Selling Shareholder

PROSPECTUS